     As filed with the Securities and Exchange Commission on July 8, 1997
                                                          Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                    --------

                                 POPULAR, INC.
             (Exact name of registrant as specified in its charter)
                                    --------

        PUERTO RICO                                           66-0416582
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                            209 MUNOZ RIVERA AVENUE
                          SAN JUAN, PUERTO RICO 00918
                                 (787) 765-9800
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                    --------

                           BRUNILDA SANTOS DE ALVAREZ
                                 POPULAR, INC.
                            209 MUNOZ RIVERA AVENUE
                          SAN JUAN, PUERTO RICO 00918
                                 (787) 753-1017
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    --------

                                   COPIES TO:
                                JAVIER D. FERRER
                          PIETRANTONI MENDEZ & ALVAREZ
                        SUITE 1901, BANCO POPULAR CENTER
                            209 MUNOZ RIVERA AVENUE
                          SAN JUAN, PUERTO RICO 00918
                                 (787) 274-4918

                                    --------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
  Title of securities to    Amount to be    Proposed maximum aggregate price per     Proposed maximum               Amount of
      be registered        registered (1)              unit (2)                   aggregate offering price (2) registration fee (3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $6.00 par
value per share (including    2,000,000
attached rights to purchase    shares                 $40.375                       $ 80,750,000                     $  24,470.00
Series A Participating
Preferred Stock)
===================================================================================================================================

(1)This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issued by the Registrant from time to time by virtue of stock splits, stock dividends or similar transactions involving the reclassification of the Common Stock.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), on the basis of the last sales price per share of the Common Stock on June 30, 1997, as reported by the National Association of Securities Dealers Automated Quotation National Market System.

(3) As permitted by Rule 429, the Prospectus included in this Registration Statement also relates to the Registrant's Registration Statement No. 33-39028 on Form S-3 filed by the Registrant in connection with 1,000,000 shares of Common Stock to be issued under its Dividend Reinvestment and Stock Purchase Plan. The Registrant estimates that as of July 2, 1997, approximately 90,914 shares of Common Stock previously registered pursuant to Registration Statement No. 33-39028 remained unsold. Such shares are being carried forward to the Prospectus contained in this Registration Statement. The Registrant previously paid a filing fee of $4,250 under the Registration Statement associated with such carried forward securities.

PROSPECTUS


                                 POPULAR, INC.

                 Dividend Reinvestment and Stock Purchase Plan
                      Common Stock, Par Value $6 Per Share

      This Prospectus describes the Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Popular, Inc. (the "Company"). The Plan provides holders of shares of the Company's common stock, par value $6 per share (including the attached rights to purchase Series A Participating Cumulative Preferred Stock, the "Common Stock"), who elect to participate in the Plan with a convenient and economical way of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of brokerage commissions, fees or service charges.

      Plan participants may have cash dividends on all or part of their shares reinvested automatically in shares of Common Stock at a 5% discount from the Average Market Price (as defined in Question 10 in this Prospectus) and may make optional cash payments in any month for the purchase of Common Stock at 100% of the Average Market Price. Each optional cash payment must be at least $25 and the total of such payments in any calendar month may not exceed $10,000.

      This Prospectus relates to an additional 2,000,000 shares of Common Stock registered for sale under the Plan. Please Retain this Prospectus for Future Reference.

      Shareholders not currently participating in the Plan may enroll at any time by completing an Authorization Form and returning it to Banco Popular de Puerto Rico, the Plan Administrator, Attention: Popular, Inc. Dividend Reinvestment and Stock Purchase Plan (718), PO Box 362708, San Juan, Puerto Rico 00936-2708. SHAREHOLDERS WHO ARE ALREADY ENROLLED IN THE PLAN WILL CONTINUE TO PARTICIPATE IN THE PLAN WITHOUT ANY FURTHER ACTION. Shareholders who do not wish to participate in the Plan will receive cash dividends on the Common Stock, as declared, in the usual manner.

                              --------------------

      THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
          OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE
           NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
                THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION
                     FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                              --------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EX
  CHANGE COMMISSION (THE "COMMISSION"), THE SECURITIES OFFICE OF THE OFFICE OF
   THE COMMISSIONER OF FINANCIAL INSTITUTIONS OF PUERTO RICO (THE "OFFICE OF
       THE COMMISSIONER") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
            COMMISSION, THE OFFICE OF THE COMMISSIONER OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------


                  The date of this Prospectus is July 8, 1997

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically, by means of the Commission's home page on the Internet at http://www.sec.gov.

      This Prospectus is included as part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Commission by the Company, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Common Stock of the Company offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in all respects by such reference.

      AS INDICATED BELOW, THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO THE COMPANY, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO AMILCAR JORDAN, SENIOR VICE PRESIDENT, POPULAR, INC., 209 MUNOZ RIVERA AVENUE, HATO REY, PUERTO RICO 00918, (787) 764-1893.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

      1. Annual Report on Form 10-K for the year ended December 31, 1996.

      2. Description of the Common Stock set forth in the Company's Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating that description.

      3. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

      4. Current Reports on Form 8-K, dated January 9, 1997, February 19, 1997, April 7, 1997, May 7, 1997, May 8, 1997 and June 11, 1997.

      5. Registration Statement on Form 8-A, dated August 18, 1988, filed pursuant to Section 12(g) of the Exchange Act, pursuant to which the Company registered its Series A Participating Cumulative Preferred Stock Purchase Rights.

      6. Registration Statement on Form 8-A, dated June 17, 1994, as amended by the Company's Amendment on Form 8-A/A, dated June 21, 1994, filed pursuant to
Section 12(g) of the Exchange Act, pursuant to which the Company's registered its 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                  THE COMPANY

      The Company is a diversified, publicly owned bank holding company registered under the Bank Holding Company Act of 1956, as amended, and incorporated in 1984 under the laws of the Commonwealth of Puerto Rico. The Company is the largest financial institution in Puerto Rico. The
Company's principal executive offices are located at 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918 and its telephone number is (787) 765-9800.

      The Company provides a wide variety of financial services through its principal subsidiaries Banco Popular de Puerto Rico ("Banco Popular" or the "Bank"), Popular Securities, Inc. ("Popular Securities") and Popular International Bank, Inc. ("PIB"). Banco Popular, the Company's principal banking subsidiary was incorporated over 100 years ago in 1893 and is Puerto Rico's largest bank. A consumer-oriented bank, Banco Popular has the largest retail franchise in Puerto Rico. Banco Popular also has the largest trust operation in Puerto Rico and is the largest servicer of mortgage loans for investors. In addition, it operates the largest Hispanic bank branch network in the mainland United States. Banco Popular also operates seven branches in the U.S. Virgin Islands and one branch in the British Virgin Islands. Banco Popular has three subsidiaries: Popular Leasing & Rental Inc., Puerto Rico's largest vehicle leasing and daily rental company, Popular Finance Inc., a small-loan and secondary mortgage company and Popular Mortgage, Inc., a mortgage loan company.

      Popular Securities is engaged in the business of a securities broker-dealer in Puerto Rico, with institutional brokerage, financial advisory, and investment and security brokerage operations. PIB, organized under the Puerto Rico International Banking Center Act, is principally engaged in providing managerial services to its subsidiaries. PIB owns all the outstanding stock of Popular North America, Inc., a Delaware corporation, which in turn owns all of the outstanding stock of Banco Popular FSB, a federal savings association operating in New Jersey, Banco Popular
(Illinois), a bank operating in Illinois, and Banco Popular, N.A. (California) and Banco Popular N.A. (Florida), national banking associations operating in California and Florida, respectively. Banco Popular, FSB is the sole owner of Equity One, Inc., a diversified consumer finance company engaged in the business of granting personal and mortgage loans and providing dealer financing through offices in the United States mainland.

                                USE OF PROCEEDS

      The net proceeds from the purchase of shares of Common Stock directly from the Company will be used for the Company's general corporate purposes including investments in, or extensions of credit to, the Company's banking and non-banking subsidiaries. The Company has no basis for determining the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold.


                            DESCRIPTION OF THE PLAN

      The following is a statement of the provisions of the Plan in question and answer form.

PURPOSE

      1.    What is the purpose of the Plan?

            The Plan was adopted by the Board of Directors of the Company on February 12, 1991. The primary purpose of the Plan is to provide holders of shares of the Company's Common Stock with a simple, economical and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of brokerage commissions, service charges or other fees. When such additional shares are purchased directly from the Company, the Company will receive additional funds for general corporate purposes.

            The Plan is intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities which cause aberrations in the composite trading volume of Common Stock.

ADVANTAGES

      2.    What are the advantages of the Plan?

            - Participants in the Plan ("participants") may have cash dividends on all or part of their shares of Common Stock automatically reinvested in additional shares at 95% of the Average Market Price (as defined in Question 10).

            - Participants may make optional cash payments of at least $25 and not more than $10,000 per calendar month for investment in additional shares of Common Stock. Participants who are residents of Puerto Rico may make optional cash payments by authorizing the Plan Administrator to debit their accounts at the Bank.

            - Participants will not pay any brokerage commissions, service charges or other fees in connection with the purchase of shares of Common Stock under the Plan.

            - Participants' funds will be fully invested because the Plan permits fractions of shares to be credited to a participant's account.

            - Cash dividends on shares of Common Stock purchased through the Plan and retained in a participant's account, including dividends on fractional shares, will be reinvested in additional shares.

            - Participants will avoid record keeping costs and the need for safekeeping of stock certificates for shares credited to their Plan account through the free reporting and custodial services provided under the Plan.

PARTICIPATION

      3.    Who is eligible to participate?

            All holders of record of Common Stock (each an "eligible shareholder") are eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his or her own (for example, in the name of a broker, bank or other nominee) must either become a shareholder of record by having such shares transferred into his or her own name or make arrangements to have his or her nominee participate in the Plan on his or her behalf.

            Shareholders will not be eligible to participate in the Plan if they reside in a jurisdiction in which it is unlawful for the Company to permit their participation. The right of a shareholder to participate in the Plan is not transferable apart from a transfer of his or her underlying shares of Common Stock to another person. See Question 19 in connection with the manner of notifying the Plan Administrator of an election to terminate participation in the Plan.

      4.    How does an eligible shareholder participate?

            An eligible shareholder may join the Plan by completing and signing the Authorization Form accompanying this Prospectus and returning it to the Bank, which is the Plan Administrator. See Question 15. A return envelope is provided for this purpose. Where the stock is registered in more than one name (for example, joint owners) all registered holders must sign exactly as their names appear on the account registration. Beneficial owners who wish to participate in the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Form and return it to the Plan Administrator. In certain situations where the broker, bank or other nominee holds shares of a beneficial owner in the name of a major securities depository, a Broker and Nominee Form may also be required to participate in the Plan. See Question 5 for more information on the Authorization Form and Question 13 for additional information on the Broker and Nominee Form. Authorization Forms, Broker and Nominee Forms and additional copies of this Prospectus may be obtained by contacting the Plan Administrator at: Banco Popular de Puerto Rico, PO Box 362708, San Juan, Puerto Rico 00936-2708,
Attention: Popular, Inc. Dividend Reinvestment and Stock Purchase Plan, Telephone No. (787) 764-1893 or (787) 765-9800 (Exts. 6108 or 6112).

            In addition, the Company may appoint from time to time one or more information agents (the "Information Agent") for the Plan. The Company will pay the fees and expenses of the Information Agent and may agree to indemnify the Information Agent for certain liabilities which it may incur in connection with the rendering of its services for the Plan.

      5.    What does the Authorization Form provide?

            The Authorization Form provides for the purchase of additional shares of the Company's Common Stock through the following investment options:

                  "FULL DIVIDEND REINVESTMENT" directs the Plan Administrator to invest all cash dividends on all of the shares of Common Stock then or subsequently registered in a participant's name, together with any optional cash payments, in the purchase of additional shares in accordance with the Plan.

                  "PARTIAL DIVIDEND REINVESTMENT" directs the Plan Administrator to invest all cash dividends on only that number of shares of Common Stock registered in a participant's name that is specified in the appropriate space on the Authorization Form, together with any optional cash payments, in the purchase of additional shares in accordance with the Plan.

                  "OPTIONAL CASH PAYMENTS ONLY" permits a participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan, while continuing to receive cash dividends on shares registered in his or her name in the usual manner.

            You may select either one of the dividend reinvestment alternatives or the optional cash purchase alternative. If you sign and return an Authorization Form with no investment alternative designated, you will be enrolled in the Full Dividend Reinvestment option.

            Cash dividends on all shares of Common Stock held in a participant's account under the Plan will be reinvested in accordance with the Plan, including dividends on shares purchased with optional cash payments, unless the participant specifies otherwise by written notice to the Plan Administrator or terminates participation in the Plan.

      6. May a participant change investment options after enrollment in the Plan?

            Yes. A participant may change his or her investment option or the number of participating shares at any time by completing a new Authorization Form and returning it to the Plan Administrator at the address specified in Question 15.

      7.    When may an eligible shareholder join the Plan?

            An eligible shareholder may join the Plan at any time. If an Authorization Form requesting reinvestment of dividends is received by the Plan Administrator on or prior to the record date established for a particular dividend, reinvestment will commence with that dividend. It is anticipated that the dividend record dates will normally precede the dividend payment dates by approximately two weeks. If the Authorization Form is received after the record date established for a particular dividend, then the reinvestment of dividends will not begin until the dividend payment date following the next record date.

            See Questions 12 and 13 to determine when persons who select the Optional Cash Payments Only option will begin to participate in the Plan.

PURCHASES UNDER THE PLAN

      8.    What is the source of shares purchased under the Plan?

            Shares of Common Stock purchased with reinvested dividends will be purchased from the Company. Shares purchased with optional cash payments will be purchased either from the Company, in which case such shares will be authorized but unissued shares of the Company, on the open market or in negotiated transactions. Since the establishment of the Plan, the shares of Common Stock purchased with optional cash payments have been purchased in the open market or in negotiated transactions. The Company, however, reserves the right to purchase shares directly from the Company with optional cash payments. All shares purchased on the open market or in negotiated transactions will be purchased by J.P. Morgan Securities, Inc., as agent for the participants (the "Agent"). Purchases of shares in the open market may be made in the over-the-counter market or on any securities exchange where the Common Stock may be traded.

      9.    How many shares will be purchased for participants?

            A participant's account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by the participant less any taxes required to be withheld (see Question 20) divided by the purchase price per share.

      10.   What will be the price of shares purchased under the Plan?

            The price of shares purchased with reinvested dividends under the Plan will be 95% of the average of the daily high and low sales prices of the Common Stock on the NASDAQ National Market System, as reported in The Wall Street Journal, for the period of the last five reported trading days immediately preceding the relevant Investment Date (the "Average Market Price"). See Question 11 for the definition of Investment Date. The price of shares of Common Stock purchased directly from the Company with optional cash payments under the Plan will be 100% of the Average Market Price. The price of shares purchased in the open market or in negotiated transactions with optional cash payments will be the weighed average price paid for all shares of Common Stock purchased by the Agent for the relevant Investment Date.

            If there is no trading in the Common Stock for a substantial amount of time immediately preceding a dividend payment date, the price per share shall be determined by the Plan Administrator on the basis of such market quotations as it deems appropriate. No shares will be sold to participants in the Plan at less than the par value ($6 per share) of such shares.

      11.   When will shares be purchased under the Plan?

            Shares of Common Stock will be purchased for participants on the relevant Investment Dates. The Investment Dates for purchases of shares with reinvested dividends will be the Common Stock dividend payment dates.

            The Investment Dates for purchases by the Agent with optional cash payments in the open market or in negotiated transactions is the sixteenth day of each month unless any such day is not a business day, in which case the Investment Date will be the next succeeding business day. Shares of Common Stock purchased with optional cash payments will be credited to a partici pant's account as of the Investment Date in which they are purchased.

            Subject to any limitations imposed by federal or state securities laws, the Agent will have full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such purchases are made. Under certain circumstances, observance of the rules and regulations of the Securities and Exchange Commission, including Regulation M under the Securities Exchange Act of 1934, may require temporary suspension of such purchases by the Agent or may require that purchases be spread over a longer period than indicated in Questions 11 and 12, in which event such purchases will be made or resumed as or when permitted by such rules and regulations. The Company, the Plan Administrator, and the Agent will not be liable when conditions prevent the purchase of shares or interfere with the timing of purchases.

OPTIONAL CASH PAYMENTS

      12.   How do optional cash payments work?

            Participants may make optional cash payments for the purchase of additional shares of Common Stock at any time subject to the limitations described below and in Question 13. Checks and money orders must clear prior to the fifteenth day of a month in which the investment is to be made. Checks and money orders that have not cleared prior to the fifteenth day of the month will be retained by the Bank and applied to the purchase of shares on the next Investment Date. No interest will be paid on optional cash payments held pending investment. Participants are strongly urged to make their optional cash payments as shortly as possible before the fifteenth day of the month but allowing sufficient time to ensure that their payment clears prior to such day. Optional cash payments received prior to the thirtieth day preceding the Investment Date on which they would be invested will be returned to the participant.

            The minimum optional cash payment per month is $25 and the total optional cash payments by a participant may not exceed $10,000 per month. The same amount of money need not be sent each month, and there is never any obligation to make an optional cash payment. Optional cash payments will be refunded if a written request for a refund is received by the Plan Administrator at least forty-eight (48) hours prior to the day when such investment is to be made. Optional cash payments of less than $25 and that portion of any optional cash payment which exceeds $10,000 will be returned to the participant without interest.

      13.   How may optional cash payments be made?

            A registered holder of the Company's Common Stock may make an optional cash payment when enrolling in the Plan by enclosing a check or money order made payable to "Banco Popular de Puerto Rico" with the Authorization Form. Thereafter, a registered holder may make optional cash payments at any time subject to the limitations discussed in Question 12 by using the cash payment forms which will be attached to each participant's statement of account. A broker, bank or other nominee, as holder on behalf of a beneficial owner, may also utilize the Authorization Form for optional cash payments, unless it holds the shares in the name of a major securities depository.

            In the event a broker, bank or other nominee holds shares of a beneficial owner in the name of a major securities depository, optional cash payments must be made on the Broker and Nominee Form (the "B&N Form").

            The B&N Form provides the sole means whereby a broker, bank or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of such beneficial owner. In such case, the broker, bank or other nominee must use the B&N Form for transmitting optional cash payments on behalf of the beneficial owner. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a beneficial owner. B&N Forms will be furnished at any time upon request to the Plan Administrator or the Information Agent at the respective address or telephone number specified in Question 15.

            Participants who are residents of Puerto Rico and maintain a savings or checking account at the Bank may make optional cash payments by executing a form authorizing the Plan Administrator to debit their accounts at the Bank for the purchase of shares under the Plan.

COSTS

      14. Are there any expenses to participants in connection with purchases under the Plan?

            No. All costs of administration of the Plan are paid by the Company. Participants will not incur any brokerage commissions, service charges or fees for shares purchased under the Plan. As discussed in Question 18, however, if a participant withdraws shares from the Plan and requests the Plan Administrator to sell the shares, the participant will be charged for any related brokerage commissions and applicable transfer taxes on the sale, if any.

ADMINISTRATION

      15.   Who administers the Plan?

            The Bank, a wholly-owned banking subsidiary of the Company, as Plan Administrator, administers the Plan for partici pants by acquiring newly issued shares if available, keeping records, sending statements of account to each participant, arranging for the custody of stock certificates, and performing other duties related to the Plan. Shares purchased in the open market are purchased by the Agent and delivered to the Bank, which holds shares of all participants together in its name or in the name of its nominee.

            The Bank also acts as dividend disbursing and transfer agent for the Company's Common Stock.

            All questions and communications regarding the administration of the Plan, requests for additional copies of this Prospectus, the B&N Forms or the Authorization Forms should be addressed to the Bank at the following address and telephone number:

                  Banco Popular de Puerto Rico
                  PO Box 362708
                  San Juan, Puerto Rico 00936-2708
                  Attention:   Popular, Inc.
                               Dividend Reinvestment and
                               Stock Purchase Plan (718)
                  Telephone:  (787) 764-1893

REPORTS TO PARTICIPANTS

      16. What kind of accounts are maintained for participants and what reports on these accounts will be sent to participants in the Plan?

            The Plan Administrator maintains a separate account for each participant. All shares of Common Stock purchased for a participant under the Plan will be credited to the participant's account. As soon as practicable after each purchase of shares, the Plan Administrator will mail to each participant a statement of account. The statement will summarize the year-to-date transactions in the participant's account, and will indicate the number of shares purchased under the Plan, the price per share paid and will include any applicable tax information. Participants will also receive quarterly statements of account and an annual statement showing the amount of reinvested dividends as well as other transactions under the Plan. These statements by participants should be retained by participants for his or her own records. A participant may be required to pay a fee for copies of previous statements. In addition, each participant will receive copies of the Company's annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.

CERTIFICATES FOR SHARES

      17.   Will certificates be issued for shares of Common Stock purchased?

            Certificates evidencing shares will be held by the Plan Administrator. Certificates for shares of Common Stock purchased under the Plan will not be issued to participants unless requested. This service protects against loss, theft or destruction of stock certificates. The number of shares credited to a participant's account under the Plan will be shown on the participant's statement of account.

            Certificates for any number of whole shares credited to a participant's account under the Plan will be issued to a participant without charge upon the participant's written request. Until a participant sells such shares or changes the number of participating shares, dividends on all such shares will continue to be invested under the Plan even though certificates are held by the participant. Certificates for fractional shares will not be issued under any circumstances.

            Shares credited to a participant's account under the Plan may not be pledged, sold or transferred unless the participant has withdrawn such shares from the Plan by requesting and receiving certificates for such shares registered in the participant's name. Each account under the Plan is maintained in the name in which a participant's shares are registered at the time the participant enters the Plan.

WITHDRAWALS AND TERMINATION

      18.   How may a participant withdraw shares from the Plan?

            A participant may withdraw any or all full shares credited to his or her Plan account at any time, by notifying the Plan Administrator in writing and specifying the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be issued to and registered in the name of the participant. If a participant requests, the Plan Administrator will sell all or a portion of the withdrawn shares and remit the proceeds, less any related brokerage commissions and applicable withholding or transfer taxes, if any, to the participant. The Plan Administrator will sell the shares in the open market at the prevailing market price within ten (10) business days after receipt of the request or as soon as otherwise practicable. Any notice of withdrawal received after a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares purchased have been credited to a participant's account.

            Should a participant withdraw all shares from the Plan thereby terminating its participation in the Plan, the Plan Administrator may sell the participant's interest in any remaining fractional share and close the participant's account. The net proceeds from such sale will be mailed to the participant.

      19.   How and when may a participant terminate participation in the Plan?

            A participant may terminate participation in the Plan at any time by written notice to the Plan Administrator. As soon as practicable following termination, the Plan Administrator will send the participant a certificate for the number of whole shares in the participant's account and a check in an amount equal to the value of any fractional share based upon the average of the daily high and low sales prices of the Common Stock as reported on the NASDAQ National Market System for the date of termination as set forth in the statement sent to the participant by the Plan Administrator. If the participant requests, the Plan Administrator will sell all of the shares held in the participant's account in the manner described in Question 18 and send the participant a check for the proceeds from the sale, less any related brokerage commissions and applicable withholding or transfer taxes, if any.

            If a participant's request to terminate participation in the Plan is received on or after the record date for a dividend, cash dividends paid with respect to that record date will be reinvested in shares of Common Stock for the participant's account. Any optional cash payments sent to the Plan Administrator prior to the request for termination will be invested unless return of the amount is expressly requested in the request for termination and the request is received at least two (2) business days prior to the time when such amount would otherwise be applied to purchase shares. If dividends or optional cash payments are invested after the Plan Administrator has received a request to terminate Plan participation, the request will be processed as promptly as possible.

            Participation in the Plan will also be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a participant. Upon termination by reason of notice of death or adjudicated incompetency, no purchase of shares of Common Stock will be made for the participant's account and the participant's shares, any cash dividends paid thereon and any other unapplied funds will be retained by the Plan Administrator until such time as such participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative's right to receive payment.

            After termination of Plan participation, all cash dividends will be paid to the shareholder in cash unless the shareholder rejoins the Plan, which he or she may do at any time by completing and returning to the Plan Administrator an Authorization Form as described in Question 4.

CERTAIN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

      20. What are the Puerto Rico and federal income tax consequences of participation in the Plan?

            The following statements, which are based upon existing tax laws, regulations and rulings on the date of this Prospectus, are intended to be a general outline of the likely Puerto Rico and federal income tax consequences to an individual or corporate participant in the Plan. The Company has been advised with regard to such statements by Pietrantoni Mendez & Alvarez, San Juan, Puerto Rico.

            The information herein provided is a summary and does not purport to be a complete description of the income tax consequences to any participant in the Plan. In particular, it does not address the income tax consequences to an individual participant who is a non-resident alien. Participants should consult their own tax advisors for further information concerning the tax consequences of participation in the Plan.

GENERAL TAX CONSEQUENCES

            (a) In the case of shares of Common Stock purchased from the Company at a discount with cash dividends, the fair market value on the dividend payment date of the shares purchased, plus the amount of any tax withheld, will constitute dividend income to the participant. The participant's tax basis in such shares will be the fair market value of the shares on the dividend payment date.

            (b) A participant acquiring shares of Common Stock through optional cash payments under the Plan will not realize taxable income on the purchase of shares for his or her account, except that the participant will have dividend income in the amount of any brokerage commissions or service fees paid by the Company, if any. The tax basis of shares of Common Stock purchased for a participant's Plan account with optional cash payments will be the amount of the optional cash payments plus an allocable share of any brokerage commissions paid by the Company, if any.

            (c) A participant's holding period for shares of Common Stock acquired pursuant to the Plan will begin on the day following the date the shares of Common Stock are credited to the participant's account.

            (d) A participant will not realize taxable income when he or she receives certificates for whole shares of Common Stock credited to the participant's account, either upon the participant's request for such certificates or upon termination of the Plan or termination of his or her participation in the Plan.

            (e) A participant will realize gain or loss when the shares of Common Stock are sold or exchanged, and in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to the participant's account upon termination of participation in or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for the shares or fraction of a share and the tax basis thereof.

            (f) In the case of holders of Common Stock whose dividends are subject to Puerto Rico income tax withholding, the Company will withhold the tax from the cash dividends and invest the balance in shares of Common Stock. Based on a private letter ruling issued by the Puerto Rico Department of the Treasury, the Company will not withhold taxes on the additional dividend resulting from the discount in the purchase of shares and any brokerage commissions or service fees paid by the Company under the Plan. The Company will report the amount of such additional dividend to the Puerto Rico Department of the Treasury and to participants at the end of each calendar year. In addition, the Company will send participants a letter advising them of their obligation to file Puerto Rico income tax returns and to pay the tax due on the portion of the dividend attributable to the amount of the discount and the brokerage commissions or service fees. In the case of participants who qualify for the special tax of ten percent (10%) on dividends, such special rate will apply to the additional dividend. The statements confirming purchases made for such participants will indicate the amount of tax withheld and the amount of discount received.

PUERTO RICO INCOME TAX CONSEQUENCES

      Individuals

      (a) An individual participant in the Plan, whether a resident of Puerto Rico or a non-resident U.S. citizen, will be subject to a special tax equal to ten percent (10%) of the total amount of each cash dividend distribution. This special tax will be automatically deducted and withheld by the Company unless the participant has in effect on the date of the distribution an election not to have the special dividend tax withheld.

      (b) An individual participant who is a non-resident U.S. citizen will be subject to a ten percent (10%) income tax withholding at source on the gross amount of cash dividends, unless, in addition to the election not to have the special dividend tax withheld, he has filed with the Plan Administrator a Withholding Exemption Certificate for exemption from the ten percent (10%) withholding tax. In this case, the maximum amount of Puerto Rico source gross income (including the dividends distributed by the Company and any gain from the sale in Puerto Rico of common stock) that the non-resident U.S. citizen will receive exempt from withholding is $1,300 if single, or $3,000 if married and living with spouse. The Company will withhold a ten percent (10%) income tax on the non-resident U.S. citizen's dividend distribution in excess of the above specified amounts.

          Furthermore, a non-resident U.S. citizen will be required to file a Puerto Rico income tax return and will be subject to tax at the same tax rates as Puerto Rico residents if his Puerto Rico source gross income exceeds the $1,300 and $3,000 limits. The tax withheld by the Company may be credited in the return against the resulting Puerto Rico tax liability, if any, or refunded to the individual as the case may be. Even though the non-resident U.S. citizen may be required to file a Puerto Rico income tax return, he will not be subject to any Puerto Rico income tax liability if his gross income from Puerto Rico sources is $3,300 or less, if single, or $6,000 or less, if married and living with spouse. However, a non-resident U.S. citizen will not be required to file a Puerto Rico income tax return if such participant's gross income from sources within Puerto Rico consists only of cash dividends on Common Stock and such dividends are subject to the special 10% tax to be withheld at source.

      (c) In the case of the sale or exchange of Common Stock, an individual who is a Puerto Rico resident has the option to have his net long term capital gain taxed at a special twenty percent (20%) rate or to include it in his gross income and be subject to the normal tax rates.

      (d) An individual participant who is a non-resident U.S. citizen will not be subject to Puerto Rico income tax on the sale or exchange of Common Stock if the sale or exchange is effected outside Puerto Rico. If the sale takes place in Puerto Rico, the gain will be subject to the same capital gain provisions applicable to a Puerto Rico resident and the buyer is required to withhold twenty percent (20%) from the sales price.

      Corporations

      (a) In the case of participant corporations, the special ten percent (10%) tax on dividends and capital gains discussed above will not apply.

      (b) In the case of participant corporations organized in Puerto Rico ("domestic corporations") and participant corporations organized outside Puerto Rico but that are engaged in trade or business in Puerto Rico ("resident foreign corporations"), the full amount of dividend income will be eligible for the eighty-five percent (85%) dividends received deduction provided the dividend deduction does not exceed eighty-five percent (85%) of the corporate taxpayer's net taxable income reported in Puerto Rico.

      (c) In the case of participant corporations organized outside Puerto Rico and not engaged in trade or business in Puerto Rico ("non-resident foreign corporations"), the full amount of dividend income will be subject to a ten percent (10%) withholding tax at source. On the sale or exchange of Common Stock, these non-resident foreign corporations would be subject to a twenty-five percent (25%) income tax withholding on the gross amount received to the extent said amount constitutes income from sources within Puerto Rico. However, the tax withheld will be credited against the Puerto Rico income tax liability reported by the corporation on its Puerto Rico return, which would be twenty-nine percent (29%) of the excess capital gains over capital losses from Puerto Rico sources.

      (d) For Puerto Rico tax purposes, the gain from the sale of stock is considered derived from the place where all rights, title and interest on the stock pass from seller to purchaser. In the case of foreign corporations, whether resident or nonresident, if the sale is effected outside Puerto Rico, the gain will not be subject to Puerto Rico income taxes except for certain resident foreign corporations engaged in a financial business or in the business of trading in securities.

      (e) In the case of a domestic corporation, income from the sale or exchange of Common Stock will be subject to a twenty-five percent (25%) maximum tax on the capital gain irrespective of where the sale is effected. To the extent the gain constitutes income from sources within Puerto Rico or otherwise constitutes income effectively connected with a Puerto Rico business, a resident foreign corporation will also be subject to this maximum twenty-five percent (25%) tax rate.

      Institutional Investors

          Dividends paid to certain institutional investors such as life insurance companies may or may not be subject to Puerto Rico income tax. Participants should contact their own tax advisors as to the applicability of this exemption.

FEDERAL INCOME TAX CONSEQUENCES

      (a) In the case of a participant who is a U.S. citizen not a resident of Puerto Rico, dividend distributions from the Company and gain from the sale of Common Stock will have to be included in full in his or her federal income tax return. However, Puerto Rico taxes paid may generally be taken as a foreign tax credit against the United States income tax liability, or in the alternative, as an itemized deduction.

      (b) In the case of a participant who is a U.S. citizen and a bona fide resident of Puerto Rico for the entire taxable year, dividend distributions from the Company and gain from the sale of Common Stock are excludable from the federal return.

      (c) In the case of a participant which is a United States corporation, the full amount of dividends distributed will be included in gross income, but will not be eligible for the dividends received deduction. However, taxes paid in Puerto Rico may generally be taken as a foreign tax credit or as a deduction in the federal income tax return.

OTHER INFORMATION

      21. May shares credited to a participant's account be sold, pledged or transferred?

            Shares credited to a participant's account may not be sold, pledged or transferred unless the participant has requested and received certificates for such shares registered in the participant's name.

      22. What happens if a participant sells or transfers some or all of the shares registered in the participant's name?

            If a participant sells or transfers all shares registered in the participant's name, dividends on shares credited to the participant's account under the Plan will, unless the participant also withdraws all shares held in his account, continue to be reinvested, except that if the participant has only a fractional share of Common Stock credited to his account under the Plan, the Company may close the participant's account and sell the fractional share. In such event, the participant will receive a check for the net proceeds from the sale of the fractional share.

            If a participant sells or transfers a portion of the shares registered in the participant's name and the participant has chosen the Full Dividend Reinvestment option, dividends on all shares remaining registered in the participant's name will continue to be reinvested. If the participant has chosen the Partial Dividend Reinvestment option, dividends on a number of shares remaining registered in the participant's name up to the number of shares originally authorized will continue to be reinvested.

      23. If the Company has a rights offering, how will the rights on Plan shares be handled?

            A rights offering takes place when the Company issues to existing shareholders the right to purchase additional shares of Common Stock in proportion to the shares they already own. A participant's entitlement in a rights offering will be based upon his or her total holdings. Rights will be issued for the number of whole shares only.

            A rights offering such as the one referred to in this Question 23 is not related to the Preferred Rights (as defined below) attached to the shares of Common Stock. See "DESCRIPTION OF CAPITAL STOCK - Stockholder Rights Plan" herein.

      24. What happens if the Company issues a dividend payable in stock or declares a stock split?

            Any stock dividends or split shares distributed by the Company on shares registered in a participant's name or credited to a participant's Plan account will be added to the participant's Plan account and reflected in the statement described in Question 16.

      25. How will Plan participants' shares be voted at shareholders' meetings?

            Shares credited to a participant's Plan account will be voted as the participant directs. A proxy card will be sent to each participant in connection with all annual and special meetings of shareholders. This proxy will apply to all whole shares registered in a participant's name, if any, as well as to all shares credited to a participant's account under the Plan and, if properly signed, will be voted in accordance with the instructions given by the participant on the proxy card. If a proxy card is returned properly signed, but without indicating instructions as to the manner shares are to be voted with respect to any item thereon, the shares covered will be voted in accordance with the recommendations of the Company's management. If the proxy card is not returned, or it is returned unexecuted or improperly executed, the shares of Common Stock covered will not be voted unless the participant or the participant's duly appointed representative votes in person at the meeting.

      26. What are the responsibilities of the Company, the Plan Administrator, the Agent and the Information Agent under the Plan?

            The Company, the Plan Administrator, the Agent and the Information Agent will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the prices at which shares are purchased or sold for a participant's account, the times when purchases or sales are made, or fluctuations in the market value of the Company's Common Stock. PARTICIPANTS SHOULD RECOGNIZE THAT THE COMPANY, THE PLAN ADMINISTRATOR, THE AGENT AND THE INFORMATION AGENT CANNOT PROVIDE ANY ASSURANCE OF A PROFIT OR PROTECTION AGAINST A LOSS ON THE SHARES OF COMMON STOCK PURCHASED OR HELD UNDER THE PLAN. The Company, the Plan Administrator, the Agent and the Information Agent and their agents will not have any responsibility beyond the exercise of ordinary care for any action taken or omitted to be taken in connection with the Plan, nor do they have any duties, responsibilities or liabilities other than those expressly set forth in the Plan.

            Stockholders should be aware and are cautioned that this Prospectus does not represent a change in the Company's dividend policy nor a guarantee of future dividends, which will continue to depend upon the Company's earnings, financial requirements, governmental regulations and other factors.

      27.   What happens if purchases cannot be made in the open market?

            If the Company determines not to make newly issued shares of Common Stock available for purchase pursuant to the Plan and in the event that applicable law or the closing of securities' markets requires the temporary curtailment or suspension of open market purchases of shares under the Plan, the Agent will not be accountable for its inability to make purchases at such times. If shares of Common Stock are not available for purchase for a period longer than forty-five days, the Plan Administrator will promptly mail to the participant a check payable to the participant's order in the amount of any unapplied funds in the participant's account.

      28. May the terms of the Plan be changed or the Plan suspended or discontinued?

            Yes. The Company reserves the right to modify the terms of the Plan at any time and from time to time, and the Company may suspend or terminate the Plan at any time, including the period between a record date and a dividend payment date, in each case in its sole discretion. Notice of any material amendment or modification, or of any suspension or termination, will be mailed to all participants.

            Upon termination of the Plan, any uninvested optional cash payments will be returned, a certificate for whole shares of Common Stock credited to a participant's Plan account will be issued, and a cash payment will be made for the net proceeds from the sale of any fractional share credited to a participant's account.

      29.   Can successor Plan Administrators or Agents be named?

            The Company may from time to time designate a bank, trust company, brokerage firm or other financial institution as successor Plan Administrator or Agent under the Plan.

      30. Can the Company or the Plan Administrator terminate a participant's interest in the Plan?

            The Company or the Plan Administrator may terminate any participant's participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities or transactional profit activities, by notice in writing mailed to the participant. In such event the Plan Administrator will follow the procedures for termination set forth in Question 19.


      31. May a participant add shares of Common Stock to his or her account by transferring stock certificates that the participant possesses?

            Yes. A participant may increase the number of shares of Common Stock held in his or her account by depositing certificates representing shares of Common Stock with the Plan Administrator. Such certificates must be presented in transferable form and must be accompanied by a written request that the shares of Common Stock evidenced thereby be added to the participant's account.

      32.   What is sufficient notice to a participant?

            Any notice or certificate which by any provision of the Plan is required to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the participant at the participant's address as it shall last appear on the Plan Administrator's records.


      33.   Who interprets the Plan and what law governs?

            Any question of interpretation under the Plan will be determined by the Company under the laws of the Commonwealth of Puerto Rico, and any such determination will be final.


                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock, par value $6 per share, and 10,000,000 shares of Preferred Stock. The Preferred Stock is issuable in one or more series, with such terms, and at such times and for such consideration as the Board of Directors of the Company determines. As of June 15, 1997, there were issued and outstanding 4,000,000 shares 8.35% Series A Preferred Stock and 66,692,039 shares of Common Stock. The Common Stock is traded in the over-the-counter market on the NASDAQ National Market System.

      The following description summarizes the material provisions of the Common Stock. It does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of Puerto Rico, the Company's Restated Certificate of Incorporation (the "Certificate"), the Rights Agreement (defined below), the Certificate of Designation describing the Series A Participating Preferred Stock and the Plan.

COMMON STOCK

      Subject to the rights of holders of any Preferred Stock outstanding, holders of Common Stock are entitled to receive ratably such dividends, if any, as the Board of Directors may in its discretion declare out of legally available funds.

      The holders of the Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of the Common Stock do not have the right to cumulate their shares of Common Stock in the election of directors. The Certificate provides that the approval of a merger, reorganization, or consolidation of the Company or the sale of substantially all of the assets of the Company or the approval or voluntary dissolution of the Company requires the vote of the holders of 75% of the total number of outstanding shares of the Company.

      In the event of liquidation, holders of the Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any Preferred Stock hereafter issued by the Company.

      The Certificate provides that the members of the Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, one-third of the members of the Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed.

      The Certificate provides that a director, or the entire Board of Directors, may be removed by the shareholders only for cause. The Certificate and Bylaws of the Company also provide that the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Certificate of the Company described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of two-thirds of the total number of outstanding shares of the Company.

      Certain of the provisions contained in the Certificate have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to shareholder control. These provisions also may tend to discourage attempts by third parties to acquire the Company because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of the Company, thereby reducing the amount a shareholder might realize in, for example, a tender offer for the capital stock of the Company.

      Pursuant to the Certificate, holders of the Common Stock and only the Common Stock are entitled to preferential rights to purchase or subscribe for newly issued shares of Common Stock on a pro rata basis unless, in approving the issuance of Common Stock, or any transaction resulting in the issuance of any Common Stock of the Company, the Board of Directors of the Company unanimously resolves otherwise. The shareholders have no preference to subscribe therefor in the event of new issues of shares of stock which may be authorized pursuant to any dividend reinvestment and stock purchase plan of the Company or which may be authorized in order to exchange such new shares of stock for property which the Board of Directors may consider convenient or necessary for the Company to acquire, nor shall the shareholders have any right of preference therefor in the event of new issues of stock in payment of services rendered to the Company, or of shares of stock to be issued to officers or employees, on the basis of options, as an incentive either to commence or to continue rendering services for the Company. There are no redemption or call provisions applicable to shares of Common Stock.

      The outstanding shares of Common Stock are, and shares of Common Stock offered hereby upon their due issuance, delivery and the receipt of payment therefor will be fully paid and nonassessable.

      The Registrar and Transfer Agent for the Common Stock of the Company is Banco Popular de Puerto Rico.

STOCKHOLDER RIGHTS PLAN

      Pursuant to a Rights Agreement, dated as of August 11, 1988, as amended as of December 11, 1990 (the "Rights Agreement"), between the Company and Chase Manhattan Bank, holders of shares of Common Stock outstanding at the close of business on August 31, 1988 received the right (the "Preferred Rights") to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock of the Company ("Series A Participating Preferred Stock") on the terms set forth in the Rights Agreement. There is one Preferred Right attached to each share of Common Stock outstanding. In addition, as long as the Preferred Rights are attached to the Common Stock, one Preferred Right will be issued with each new share of Common Stock issued. At the time the Preferred Rights become exercisable, separate certificates will be issued and the Preferred Rights could begin to trade separately from the Common Stock. Preferred Rights become exercisable (i) on the close of business on the tenth business day after the Company or any person or group publicly announces that such person or group has acquired 15% or more of the shares of the Common Stock then outstanding, or (ii) on the close of business on the tenth business day after the commencement of a tender or exchange offer which, if consummated, would result in such person becoming the beneficial owner of 20% or more of the Common Stock. The Preferred Rights may be deemed to have an anti-takeover effect and generally may cause substantial dilution to a person or group that attempts to acquire the Company under circumstances not approved by the Company's Board of Directors.

PREFERRED STOCK

      The Board of Directors of the Company is authorized to provide for the issuance of shares of the Company's Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof to be adopted by the Board of Directors, except as otherwise provided in the Certificate or any amendment thereto. The issuance of shares of Preferred Stock could make it more difficult and more expensive for another person or entity to obtain control of the Company in a merger, tender offer, proxy fight or similar transaction. The ability of the Board of Directors to issue shares of Preferred Stock in such a situation could have the effect of discouraging a potential acquiror and may have an adverse effect on shareholders wishing to participate in a merger, tender offer or proxy fight. The Company's management is not aware of any person or entity currently seeking control of the Company.

      The 8.35% Series A Preferred Stock entitle the holders thereof to receive, when, as and if declared by the Board of Directors of the Company's, out of funds legally available therefor, cash dividends at the annual rate per share of 8.35% of the liquidation preference of $25 per share, or $0.173958 per share per month, accruing from the date of original issuance and payable monthly in arrears in United States dollars on the last day of each calendar month thereafter.

      Dividends on the 8.35% Series A Preferred Stock are non-cumulative. To the extent that funds are not legally available for the payment of such dividends for any monthly dividend period or that such dividends are not declared with respect to any monthly dividend period, then the holders of the 8.35% Series A Preferred Stock have no right to receive a dividend in respect of such monthly dividend period. The Company may not pay dividends on or acquire shares of Common Stock of the Company or other class of stock of the Company ranking junior to the 8.35% Series A Preferred Stock unless all accrued and unpaid dividends on the 8.35% Series A Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date shall have been paid or are paid contemporaneously and the full monthly dividend on the 8.35% Series A Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment.

      The 8.35% Series A Preferred Stock is redeemable on and after June 30, 1998, at the option of the Company, in whole or in part from time to time. The redemption price per share is $26.25 from June 30, 1998 through June 29, 1999, $26.00 from June 30, 1999 through June 29, 2000, $25.75 from June 30, 2000 through June 29, 2001, $25.50 from June 30, 2001 through June 29, 2002, and $25.00 from June 30, 2002 and thereafter, plus accrued and unpaid dividends for the then current monthly dividend period to the date fixed for redemption. Under current regulations, the Company is not permitted to exercise any option to redeem shares of 8.35% Series A Preferred Stock without the prior approval of the Federal Reserve Board.

      The 8.35% Series A Preferred Stock is not convertible into or exchangeable for any other securities of the Company. Holders of shares of 8.35% Series A Preferred Stock have no right to require the Company to redeem or repurchase any such shares, and such shares are not subject to any sinking fund or similar obligation.

      In the event of the liquidation, dissolution or winding up of the Company, holders of the 8.35% Series A Preferred Stock will be entitled to receive a liquidation preference of $25 for each share, plus accrued and unpaid dividends for the then current monthly dividend period to the date of payment.

                                 LEGAL OPINION

      The validity of the Common Stock to be issued pursuant to the Plan has been passed upon for the Company by Pietrantoni Mendez & Alvarez, San Juan, Puerto Rico, special counsel to the Company. As of the date of this Prospectus, partners and associates of Pietrantoni Mendez & Alvarez owned, in the aggregate, approximately 8,437 shares of Common Stock.


                                    EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

===============================================================================



    NO PERSON HAS BEEN AUTHORIZED, IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS, TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPEC TUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                            -----------------------



                               TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
AVAILABLE INFORMATION..........................................................................................2

INCORPORATION OF CERTAIN DOCUMENTS
    BY REFERENCE...............................................................................................2

THE COMPANY....................................................................................................3

USE OF PROCEEDS................................................................................................3

DESCRIPTION OF THE PLAN........................................................................................3
    Purpose....................................................................................................3
    Advantages.................................................................................................4
    Participation..............................................................................................4
    Purchases Under the Plan...................................................................................6
    Optional Cash Payments.....................................................................................7
    Costs......................................................................................................8
    Administration.............................................................................................8
    Reports to Participants....................................................................................8
    Certificates for Shares....................................................................................9
    Withdrawals and Termination................................................................................9
    Certain Tax Consequences of Participation in the Plan.....................................................10
    General Tax Consequences..................................................................................10
    Puerto Rico Income Tax Consequences.......................................................................11
         Individuals..........................................................................................11
         Corporations.........................................................................................12
         Institutional Investors..............................................................................12
    Federal Income Tax Consequences...........................................................................12
    Other Information.........................................................................................13

DESCRIPTION OF CAPITAL STOCK..................................................................................15
    Common Stock..............................................................................................15
    Stockholder Rights Plan...................................................................................16
    Preferred Stock...........................................................................................16

LEGAL OPINION.................................................................................................17

EXPERTS.......................................................................................................17

===============================================================================


                                 POPULAR, INC.




                             DIVIDEND REINVESTMENT

                                      AND

                              STOCK PURCHASE PLAN





                                  COMMON STOCK
                            (PAR VALUE $6 PER SHARE)



                            ----------------------


                                   PROSPECTUS




                              DATED JULY 8, 1997
===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission registration fee ............................................    $ 24,470
Legal fees and expenses.........................................................................       7,500
Printing expenses...............................................................................       5,000
Accounting fees and expenses....................................................................       2,000
                  TOTAL.........................................................................      38,970
                                                                                                     =======

-----------
 *All of such items except the registration fee are estimated. All of such expenses will be borne by the Company.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Popular, Inc. is a Puerto Rico corporation.

                  Article ELEVENTH of the Restated Certificate of Incorporation of Popular, Inc. provides the following:

                              (1) The Corporation shall indemnify any person
                        who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                              (2) The Corporation shall indemnify any person
                        who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

                              (3) To the extent that a director, officer,
                        employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                              (4) Any indemnification under paragraph l or 2 of
                        this Article ELEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

                              (5) Expenses incurred in defending a civil or
                        criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall untimely be determined that he is entitled to be indemnified by the Corporation as authorized in this Article ELEVENTH.

                              (6) The indemnification provided by this Article
                        ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                              (7) By action of its Board of Directors,
                        notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other state of the United States or foreign country as may be applicable.


ITEM 16.  EXHIBITS.

(3)(i)            -        Articles of Incorporation of Popular, Inc. (incorporated by reference to Exhibit (4)(a) of
                           Registration Statement No. 333-26941)
(3)(ii)           -        Bylaws of Popular, Inc. (incorporated by reference to Exhibit 4.1 of Registration Statement
                           No. 33-39028)
(4)(a)            -        Form of certificate for common stock (incorporated by reference to Exhibit 4.1 of
                           Popular, Inc's Annual Report on Form 10-K for the year ended December 31, 1990 (the "1990
                           Form 10-K"))
(4)(b)            -        Certificates of Resolutions of the Board of Directors of Popular, Inc. dated August 11, 1988 creating a series of Preferred Stock of Popular, Inc. designated as Series A Participating
                           Cumulative Preferred Stock Purchase rights and the designation and amount of such series, the voting power preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.  Rights
                           Agreement dated as of August 11, 1988 by and between Popular, Inc. and Manufacturers
                           Hanover Trust Company regarding the issuance of certain Rights to Popular, Inc.'s shareholders. (Incorporated by reference to Exhibit 4.3 of Registration Statement No. 33-
                           39028)
(4)(c)            -        Amendment to Rights Agreement dated as of December 11, 1990. (incorporated by reference to Exhibit 4.4 of Registration Statement No. 33-39028)
(4)(d)            -        Indenture, dated as of October 1, 1991, as amended, among Popular North America, Inc.,
                           Popular, Inc. and The First National Bank of Chicago, relating to the debt securities of
                           Popular North America, Inc. guaranteed by Popular, Inc. (incorporated by reference to
                           Exhibit 4(c) to Registration Statement No. 33-41686 and to Exhibit 4(a) on Form 8-K filed on February 28, 1995)
(4)(e)            -        Form of medium-term fixed rate note of Popular North America, Inc. guaranteed by
                           Popular, Inc. (incorporated by reference to Exhibit 2 on Form 8-K filed on October 8, 1991)
(4)(f)            -        Form of medium-term floating rate note of Popular North America, Inc. guaranteed by Popular,
                           Inc. (incorporated by reference to Exhibit 3 on Form 8-K filed on October 8, 1991)
(4)(g)            -        Form of Certificate of 8.35% Non-cumulative Monthly Income Preferred Stock, 1994 Series
                           A (Liquidation Preference $25.00 per share). (incorporated by reference to Exhibit 4.7 of the
                           1994 Form 10-K)
(4)(h)            -        Subordinated indenture of Popular, Inc., dated November 30, 1995, between Popular, Inc. and
                           The First National Bank of Chicago, as trustee. (incorporated by reference to Exhibit 4(e) on
                           Form 8-K filed on December 13, 1995)
(4)(i)            -        Form of subordinated note of Popular, Inc. (incorporated by reference to Exhibit 4(p) on
                           Form 8-K filed on December 13, 1995)
(4)(j)            -        Indenture, dated as of February 15, 1995, as supplemented by the First Supplemental Indenture thereto, dated as of May 8, 1997, each between Popular, Inc. and The First National Bank of Chicago, as
                           trustee. (incorporated by reference to Exhibit 4(c) on Form 8-K filed on April 13, 1995)
(4)(k)            -        Form of medium-term fixed rate note of  (incorporated by reference to Exhibit
                           4(a) on Form 8-K filed on April 13, 1995)
(4)(l)            -        Form of medium-term floating rate note of Popular, Inc. (incorporated by reference to Exhibit 4(b) on Form 8-K filed on April 13, 1995)
(5)               -        Opinion of Pietrantoni Mendez & Alvarez
(23)(a)           -        Consent of Price Waterhouse.

(23)(b)           -        Consent of Pietrantoni Mendez & Alvarez  (included in Exhibit (5))
(24)              -        Powers of Attorney (included on pages II-5 through II-6).
99(a)             -        Specimen Authorization Form (English and Spanish versions).
99(b)             -        Specimen Broker and Nominee Form.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and then offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification by the Registrant against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on the 12th day of June, 1997.

                                             POPULAR, INC.
                                             (Registrant)



                              By:     /s/ RICHARD L. CARRION
                                 ------------------------------------------
                            Name:         Richard L. Carrion
                           Title:      Chairman, President and
                                        Chief Executive Office


                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Richard L. Carrion, Jorge A. Junquera, David H. Chafey, Jr. and Brunilda Santos de Alvarez, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      Signature                        Title                                 Date
                      ---------                        -----                                 ----
           /s/ RICHARD L. CARRION                      Chairman, President and Chief         June 12, 1997
----------------------------------------               Executive Officer (Chief Executive
               Richard L. Carrion                      Officer)


     /s/ SALUSTIANO ALVAREZ MENDEZ                     Director                              June 12, 1997
----------------------------------------
          Salustiano Alvarez Mendez

       /s/ ALFONSO F. BALLESTER                        Director                              June 12, 1997
----------------------------------------
           Alfonso F. Ballester

                      Signature                       Title                                 Date
                      ---------                       -----                                 ----
         /s/ JUAN J. BERMUDEZ                      Director                              June 12, 1997
-----------------------------------------
            Juan J. Bermudez

          /s/ FRANCISCO J. CARRERAS                Director                              June 12, 1997
-----------------------------------------
            Francisco J. Carreras

             /s/ DAVID H. CHAFEY, JR.              Senior Executive Vice President       June 12, 1997
-----------------------------------------          and Director
            David H. Chafey, Jr.

                                                   Director
-----------------------------------------
             Luis E. Dubon, Jr.

             /s/ ANTONIO LUIS FERRE                Director                              June 12, 1997
-----------------------------------------
             Antonio Luis Ferre

           /s/ HECTOR R. GONZALEZ                  Director                              June 12, 1997
-----------------------------------------
             Hector R. Gonzalez

             /s/ JORGE A. JUNQUERA                 Senior Executive Vice President       June 12, 1997
-----------------------------------------          (Chief Financial Officer) and
              Jorge A. Junquera                    Director


            /s/ MANUEL MORALES, JR.                Director                              June 12, 1997
-----------------------------------------
             Manuel Morales, Jr.

         /s/ ALBERTO M. PARACCHINI                 Director                              June 12, 1997
-----------------------------------------
            Alberto M. Paracchini

                                                   Director
-----------------------------------------
          Francisco M. Rexach, Jr.

-----------------------------------------
         Felix J. Serralles Nevares                Director

      /s/ JULIO E. VIZCARRONDO, JR.                Director                              June 12, 1997
-----------------------------------------
          Julio E. Vizcarrondo, Jr.

        /s/ AMILCAR JORDAN                         Senior Vice President                 June 12, 1997
-----------------------------------------          (Principal Accounting Officer)
             Amilcar Jordan